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                                                                    EXHIBIT 99.1


TULSA, OK, AUGUST 8, 2003 (BUSINESS WIRE) -- CITGO Petroleum Corporation has postponed its second quarter investor conference call, originally scheduled for Monday, August 11, 2003 at 1 p.m. Central. The call will now take place Tuesday, August 19, 2003 at 9 a.m. Eastern Time.

In connection with its February 2003 sale of $550 million of 11-3/8% senior notes due 2011, CITGO committed to effect a registration under the Securities Act of 1933 of those notes. As a normal part of that registration process, it received comments from the Staff of the Division of Corporation Finance of the Securities and Exchange Commission regarding, among other things, reports that it has previously filed with the SEC. CITGO is presently discussing those comments with the Staff. Depending upon those discussions, there may be changes to several line items in CITGO's financial statements; however, CITGO does not expect those changes to result in any material change to its reported income, assets or liabilities. CITGO is not certain that the discussions will be completed by the August 14, 2003 due date for its Form 10-Q. Thus, CITGO may delay filing its Form 10-Q to allow additional time to reflect upon the completion of those discussions.

CITGO Petroleum Corporation is a leading energy company based in Tulsa, Okla., with approximately 4,300 employees and annual revenues of nearly $20 billion. CITGO is a direct, wholly-owned subsidiary of PDV America, Inc., a wholly-owned subsidiary of PDV Holding, Inc. CITGO's ultimate parent is Petroleos de Venezuela, S.A. (PDVSA), the national oil company of the Bolivarian Republic of Venezuela and its largest supplier of crude oil.

CITGO operates fuels refineries in Lake Charles, LA, Corpus Christi, TX, and Lemont, IL, and asphalt refineries in Paulsboro, NJ and Savannah, GA. The company has long-term crude oil supply agreements with PDVSA for a portion of the crude oil requirements at these facilities. CITGO is also a 41-percent participant in LYONDELL-CITGO Refining LP, a joint venture fuels refinery located in Houston, TX. CITGO's interests in these refineries results in total crude capacity of approximately 865,000 barrels per day.

With more than 13,000 branded, independently owned and operated retail locations, CITGO is also one of the five largest branded gasoline suppliers within the United States.